Exhibit 10.2

HORACE MANN EDUCATORS CORPORATION

DEFERRED EQUITY COMPENSATION PLAN FOR DIRECTORS

SECTION 1. INTRODUCTION

1.1 Establishment of Plan. Horace Mann Educators Corporation, a Delaware corporation (the “Company”), maintains the Horace Mann Educators Corporation Deferred Equity Compensation Plan for Directors (the “Plan”) for those directors of the Company who are not employees of the Company. The Plan provides the opportunity for Directors to defer receipt of all or a part of their cash compensation on a pretax basis and to invest those deferrals in the Company’s Stock. The Plan shall be interpreted and applied at all times in accordance with Code Section 409A, and guidance issued thereunder. No benefits under the Plan shall be subject to “grandfathering” treatment under Code Section 409A, even if such benefits were deferred and vested under the Plan before January 1, 2005.

1.2 Purposes. The purposes of the Plan are to align the interests of Directors more closely with the interests of other shareholders of the Company, to encourage the highest level of Director performance by providing the Directors with a direct interest in the Company’s attainment of its financial goals and to help attract and retain qualified Directors.

1.3 Effective Date. The Plan was originally approved by the shareholders of the Company at the Company’s 1996 annual meeting of shareholders. It is hereby amended and restated effective as of January 1, 2009. To the extent an investment or distribution of Stock may be made under the Plan, the Plan is intended to qualify for the exemption from short swing profits liability under Section 16(b) of the Exchange Act, provided by Rule 16b-3 of the Securities and Exchange Commission as now in effect or hereafter amended.

SECTION 2. DEFINITIONS

2.1 Definitions. The following terms shall have the meanings set forth below:

(a) “Administrative Committee” means the committee designated in Section 3 to administer the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” means any of the events set forth below:

(1) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(2) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company that, together with stock held by such person or group, constitutes thirty percent (30%) or more of the total fair market value or total voting power of the stock of the Company; or

(3) a majority of members of the Company’s Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

(d) “Code” means the Internal Revenue Code of 1986 as from time to time amended.

(e) “Common Stock Equivalent” means a hypothetical share of Stock which shall have a value on any date equal to the Fair Market Value of one share of Stock on that date.

(f) “Deferred Stock Equivalent Account” means the bookkeeping account established by the Company in respect to each Director pursuant to Section 6.1 hereof and to which shall be credited the fees deferred by the Director as provided in the Plan and related Company matching deferral pursuant to Section 5.4, and the Common Stock Equivalents into which such deferred fees and matching credits are deemed invested pursuant to the Plan. The Company shall maintain separate subaccounts (each a “Subaccount”) within each Director’s Deferred Stock Equivalent Account with respect to fees deferred under the Plan for each separate calendar year and Company matching deferral attributable to such fees.

(g) “Director” means a member of the Board who is not an employee of the Company. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under Code Section 3401.

(h) “Distribution Date” means, with respect to any Subaccount, the date selected by the Director with respect to such Subaccount in accordance with Section 5. The date selected may be a fixed date, the Director’s attainment of a particular age or the Director’s Separation from Service for any reason.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(j) “Fair Market Value” means as of any applicable date the closing sale price of a share of Stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if Stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which Stock is listed, or, if Stock is not listed on any such exchange, the last closing bid quotation with respect to a share of Stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if Stock is not so quoted, the fair market value at the time in question of a share of Stock as determined by the Board in good faith.

(k) “Related Affiliate” means any corporation, company limited by shares, partnership, limited liability company, business trust, other entity, or other business association with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c), except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treas. Regs. Sec. 1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Regs. Sec. 1.414(c)-2.

(l) “Separation from Service” means an individual ceases to be a Director of the Company or any Related Affiliate, unless immediately upon such cessation the individual enters into a relationship with the Company or any Related Affiliate which would not be a Separation from Service under Code Section 409A, in which case a Separation from Service will be deemed to occur upon the cessation of such relationship as provided in Code Section 409A.

(n) “Stock” means the $.001 par value common stock of the Company.

(o) “Unforeseeable Emergency” is a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director, the Director’s spouse, the Director’s beneficiary, or the Director’s dependent (as defined in Code Section 152(a), without regard to subsections (b)(1), (b)(2) and (d)(1)(B)), the loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definitions of any term herein in the singular shall also include the plural.

SECTION 3. PLAN ADMINISTRATION

The Plan shall be administered by the Administrative Committee, comprised of the Chief Financial Officer and the Secretary of the Company. Subject to limitations of the Plan, the Administrative Committee shall have the sole and complete authority: (a) to impose such limitations, restrictions and conditions as it shall deem appropriate, (b) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (c) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, the Administrative Committee shall have no authority, discretion or power to alter any terms or conditions specified in the Plan. The Administrative Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company, the Directors and all other persons.

SECTION 4. STOCK SUBJECT TO THE PLAN

4.1 Number of Shares. There shall be authorized for issuance under the Plan, in accordance with the provisions of the Plan, 300,000 shares of Stock. This authorization may be increased from time to time by approval of the Board and by the shareholders of the Company if the Board determines that such shareholder approval is required. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder. The shares of Stock issuable hereunder shall be authorized and unissued shares or previously issued and outstanding shares of Stock reacquired by the Company.

4.2 Adjustments Upon Changes in Stock. If there shall be any change in the Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spinoff, split up, dividend in kind or other change in the corporate structure or distribution to the shareholders, appropriate adjustments shall be made by the Administrative Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan and the number and kind of shares which may be issued under the Plan. Appropriate adjustments may also be made by the Administrative Committee in the terms of Common Stock Equivalents under the Plan to reflect such changes and to modify any other terms on an equitable basis as the Administrative Committee in its discretion determines.

SECTION 5. DEFERRAL ELECTIONS

5.1 Deferral Elections. A Director may elect to defer receipt of all or a specified portion of the annual director’s fee, the annual committee chair’s fee, the annual chairman of the board’s fee and/or meeting and other fees payable in cash to the Director for serving on the Board or any committee thereof. Deferral elections permitted under this Section 5 must be filed with the Administrative Committee on forms (which may be electronic) approved by the Administrative Committee. The Director’s election shall include: (a) the percentage or dollar amount of fees to be deferred for a calendar year, (b) the date (i.e., the Distribution Date) as of which the deferred fees shall be distributed as provided in Section 7.1, and (c) the form of such distribution (i.e., lump sum or annual installments over a fixed period not to exceed five (5) years) as provided in Section 7.2.

5.2 Timing of Deferral Elections. Director’s fee deferral elections must be filed no later than the December 31 preceding the calendar year for which such election is to be effective. Notwithstanding the preceding, with respect to an individual who first becomes a Director during a Plan Year (either by election or appointment), the Director’s election must be made and filed:

(a) with respect to the annual director’s fee, the annual committee chair’s fee, the annual chairman of the board’s fee, or other fees paid on an annual basis, prior to the date the individual becomes a Director (either by election or appointment); and

(b) with respect to the Director’s meeting fees, within thirty (30) days of the date the individual becomes a Director (either by election or appointment) (but only with respect to meetings which occur after the date of such deferral election).

For purposes of the preceding sentence, an individual who at one point was a Director, ceased being a Director, and again becomes a Director (either by election or appointment), shall be considered a new Director only if:

(1) he or she was not eligible to participate in the Plan (or any other plan or arrangement required by Code Section 409A to be aggregated with the Plan) at any time during the twenty-four (24)-month period ending on the date he or she again becomes a Director, or

(2) he or she was paid all amounts previously due under the Plan (or any other plan or arrangement required by Code Section 409A to be aggregated with the Plan) and, on and before the date of the last such payment, was not eligible to continue to participate in the Plan (or any other plan or arrangement required by Code Section 409A to be aggregated with the Plan) for periods after such payment.

(c) A deferral election (including elections as to the time and form of payment), once made, shall continue in effect with respect to subsequent calendar years (but, if a Director had most recently elected a fixed date, the applicable fixed date for the present year’s deferrals shall be adjusted by one year), until modified by the Director in accordance with this Section 5.2.

5.3 Automatic Suspension of Deferral Elections. In the event a Director requests a distribution pursuant to Section 7.7 due to an Unforeseeable Emergency, or the Director requests a cancellation of deferrals under the Plan in order to alleviate his or her Unforeseeable Emergency, and the Administrative Committee determines that the Director’s Unforeseeable Emergency may be relieved through the cessation of deferrals under the Plan, some or all the Director’s deferral elections under Section 5 for such calendar year, if any, shall be cancelled as soon as administratively practicable following such determination by the Administrative Committee.

5.4 Company Matching Deferral. At such time or times as Director’s fees are deferred and credited to his or her Deferred Stock Equivalent Account as Common Stock Equivalents, the Company shall match twenty-five (25%) of such deferred fees by crediting such Deferred Stock Equivalent Account with additional Common Stock Equivalents equal to twenty-five percent (25%) of the number of Common Stock Equivalents attributable to the Director’s deferred fees.

SECTION 6. ACCOUNTS

6.1 Deferred Stock Equivalent Accounts. A Deferred Stock Equivalent Account shall be established for each Director. Fees deferred by a Director shall be credited to such Account as of the date such amounts would have otherwise been paid in cash to the Director, and shall be converted into Common Stock Equivalents based on Fair Market Value as of the date such amounts would have otherwise been paid in cash to the Director. A Director’s Deferred Stock Equivalent Account shall also be credited with the Company matching deferral pursuant to Section 5.4 and with dividend equivalents and other distributions pursuant to Section 6.2 below.

6.2 Dividend Equivalents. Dividends and other distributions with respect to Common Stock Equivalents shall be deemed to have been paid as if such Common Stock Equivalents were actual shares of Stock issued and outstanding on the respective record or distribution dates. Common Stock Equivalents shall be credited to a Director’s Deferred Stock Equivalent Account in respect of cash dividends and any other securities or property distributed with respect to the Stock in connection with reclassifications, spinoffs and the like on the basis of the value of the dividend or other asset distributed and the Fair Market Value of the Common Stock Equivalents on the date of the announcement of the dividend or asset distribution, all at the same time and in the same amount as dividends or other distributions are paid or distributed with respect to the Stock. Fractional shares shall be credited to a Director’s Deferred Stock Equivalent Account cumulatively, but the balance of shares of Common Stock Equivalents in a Director’s Deferred Stock Equivalent Account shall be rounded to the next highest whole share for any distribution to such Director pursuant to this Section 6.

6.3 Statement of Accounts. A statement as to the balance of his or her Deferred Stock Equivalent Account will be sent to each Director at least once each calendar year.

SECTION 7. DISTRIBUTIONS

7.1 Timing of Payment. Each Subaccount in a Director’s Deferred Stock Equivalent Account shall be distributed or shall commence to be distributed within ninety (90) days following the Distribution Date selected by the Director within the time period applicable under Section 5 for making an initial deferral election with respect to such Subaccount. If the Director does not make an affirmative election as to the Distribution Date of any Subaccount, he or she shall be deemed to have elected distribution within ninety (90) days of the Director’s Separation from Service.

7.2 Form of Payment. A Director’s Subaccount in his or her Deferred Stock Equivalent Account shall be distributed in one of the following forms selected by the Director within the time period applicable under Section 5 for making an initial deferral election with respect to such Subaccount:

(a) a lump sum in Stock;

(b) substantially equal annual installments of Stock over a period not to exceed five (5) years, with the first such installment to be made within the ninety (90)-day period following the Distribution Date and subsequent installments to be made within the ninety (90)-day period commencing on each successive January 31, until the Director’s Subaccount is distributed in full. For purposes of this Section 7 and Code Section 409A, the entitlement to annual installment payments is treated as the entitlement to a single payment.

If the Director does not make an affirmative election as to the form of payment of any Subaccount, he or she shall be deemed to have elected distribution in a lump sum in Stock.

7.3 Payment Upon the Director’s Death. Notwithstanding anything herein to the contrary, in the event of a Director’s death before his or her entire Deferred Stock Equivalent

Account is paid, all amounts remaining in such Account shall be distributed to the Director’s beneficiary in a lump sum in Stock within ninety (90) days following his or her death.

7.4 Designation of Beneficiary. A Director shall file with the Administrative Committee a written designation of one or more persons or revocable trusts as the beneficiary who shall be entitled to receive the amount, if any, payable hereunder after the Director’s death. A Director may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Administrative Committee. The last such designation received by the Administrative Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrative Committee prior to the Director’s death and in no event shall it be effective as of a date prior to its receipt. If no such beneficiary designation is in effect at the time of the Director’s death, or if no designated beneficiary survives the Director, the Director’s estate shall be deemed to have been designated his or her beneficiary and the executor or administrator thereof shall receive the amount, if any, payable hereunder after the Director’s death. If the Administrative Committee is in doubt as to the right of any person to receive all or part of such amount, the Company may retain such amount until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.

7.5 Subsequent Elections as to Time and Form of Distribution. Except as provided in the following sentence, a Director may not change his or her election as to the Distribution Date or form of payment with respect to any Subaccount at any time after December 31, 2008. The Distribution Date and form of payment with respect to any Subaccount as of December 31, 2008 shall be the last election made by the Director on or before December 31, 2008 or deemed to have been made by such Director on December 31, 2008 with respect to such Subaccount; provided, however, that in no event may any such election defer any amount otherwise payable during 2008 to 2009 or any later year or accelerate any amount otherwise payable during 2009 or any later year into 2008.

7.6 Change in Control. Notwithstanding any provision of this Plan to the contrary, in the event of a Change in Control, each Director shall receive, within ten (10) days of the date of such Change in Control a lump sum distribution in the number of shares of Stock equal to the number of Common Stock Equivalents credited to such Director’s Deferred Stock Equivalent Account as of the date of the Change in Control.

7.7 Emergency Payments. In the event of an Unforeseeable Emergency, the Administrative Committee may determine the value of the Deferred Stock Equivalent Account and pay all or a part of such Account to the Director in Stock, to the extent the Administrative Committee determines that such action is necessary in light of immediate and substantial needs of the Director (or his or her beneficiary) occasioned by severe financial hardship. The Administrative Committee will permit distribution on account of an Unforeseeable Emergency only to the extent reasonably necessary to satisfy the emergency need, plus amounts necessary to pay federal, state or local income taxes and penalties reasonably anticipated to result from the distribution, after taking into account the extent to which such need is or may be relieved through reimbursement or compensation by insurance, by liquidation of the Director’s or beneficiary’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Such action shall be taken only if the

Director (or a Director’s legal representatives or successors) signs an application describing fully the circumstances which are deemed to justify the payment, together with an estimate of the amounts necessary to prevent such hardship, which application shall be approved by the Administrative Committee after making such inquiries as the Administrative Committee deems necessary or appropriate. Any distribution pursuant to this Section 7.7 shall be made pro rata from all Subaccounts of the Director.

7.8 Payment of Taxable Amount. Notwithstanding anything herein to the contrary, in the event the Internal Revenue Service should finally determine that part or all of the value of a Director’s Deferred Stock Equivalent Account which has not actually been distributed to the Director or beneficiary is nevertheless required to be included in the Director’s or beneficiary’s gross income for federal income tax purposes, then an amount necessary to pay applicable federal, state or local income taxes on such includible value shall be distributed from the Director’s Deferred Stock Equivalent Account in a lump sum cash payment within sixty (60) days after such determination, without any action or approval by the Administrative Committee. A “final determination” of the Internal Revenue Service for purposes of this Section is a determination in writing by the Service ordering the payment of additional tax, reporting of additional gross income or otherwise requiring Plan amounts to be included in gross income, which is not appealable or which the Director or beneficiary does not appeal within the time prescribed for appeals.

SECTION 8. GENERAL CREDITOR STATUS

Each participating Director and beneficiary designated by a Director shall be and remain an unsecured general creditor of the Company with respect to any payments due and owing to such Director or beneficiary hereunder. All payments to persons entitled to benefits hereunder shall be made out of the general assets and shall be solely the obligation of the Company.

SECTION 9. CLAIMS PROCEDURES

Any Director or beneficiary (“Applicant”) who believes he or she is entitled to Plan benefits which have not been paid may file a written claim for benefits with the Administrative Committee. If a claim for benefits is denied, the Administrative Committee shall furnish to the Applicant, within ninety (90) days after its receipt of such claim (or within one-hundred eighty (180) days after such receipt if special circumstances require an extension of time), a written notice which: (a) specifies the reasons for the denial, (b) refers to the pertinent provisions of the Plan on which the denial is based, (c) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary and (d) explains the claim review procedures. Upon the written request of the Applicant submitted within sixty (60) days after receipt of such written notice, the Administrative Committee shall afford the Applicant a full and fair review of the decision denying the claim and, if so requested: (1) permit the Applicant to review any documents which are pertinent to the claim, (2) permit the Applicant to submit to the Administrative Committee issues and comments in writing and (3) afford the Applicant an opportunity to meet with the Administrative Committee as a part of the review procedure. Within sixty (60) days after its receipt of a request for review (or within one-hundred twenty (120) days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Administrative Committee shall notify the Applicant in writing of its decision and the reasons for its decision and shall refer the Applicant to the provisions of the Plan which form the basis for its decision.

SECTION 10. ASSIGNABILITY

The right of a Director and his or her beneficiary to receive payments or distributions hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer (other than by will or the laws of descent and distribution), assignment, pledge, encumbrance, attachment, or garnishment by creditors of a participating Director or his or her beneficiary.

SECTION 11. PLAN TERMINATION, AMENDMENT AND MODIFICATION

The Plan shall automatically terminate at the close of business on the fifteenth anniversary of the original effective date unless sooner terminated by the Board. The Board may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable federal or state statutory or regulatory requirements, and, provided further that no termination, amendment or modification shall reduce the then existing balance of any Director’s Deferred Stock Equivalent Account without the Director’s consent. In no event may any amendment or termination of the Plan (including automatic termination upon expiration of the Plan) accelerate the date of payment of a Director’s benefit as otherwise provided herein, except as may be permitted under Code Section 409A.

SECTION 12. GOVERNING LAW/PLAN CONSTRUCTION

The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware. Nothing in this document shall be construed as an employment agreement or in any way impairing the right of the Company, the Board or its committees or the Company’s shareholders, to remove a Director from service as a director, to refuse to renominate or reelect such person as a director, or to enforce the duly adopted retirement policies of the Board.